UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 1, 2023

NORTHERN STAR INVESTMENT CORP. III

(Exact Name of Registrant as Specified in Charter)

Delaware	001-40134	85-4136140
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue, 44th Floor

New York, NY 10174

(Address of Principal Executive Offices) (Zip Code)

(212) 818-8800

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A Common Stock and one-sixth of one redeemable warrant	NSTC.U	The New York Stock Exchange
Class A Common Stock, par value $0.0001 per share	NSTC	The New York Stock Exchange

Securities registered pursuant to section 12(g) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Redeemable warrants, exercisable for shares of Class A Common Stock at an exercise price of $11.50 per share	NSTTW	OTC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 3, 2023, Northern Star IV Sponsor LLC (the “Sponsor”), the sponsor of Northern Star Investment Corp. IV (the “Company”), entered into agreements (“Non-Redemption Agreements”) with several unaffiliated third parties in exchange for them agreeing not to redeem an aggregate of 1,292,000 shares of the Company sold in its initial public offering (“Non-Redeemed Shares”) in connection with the special meeting called by the Company (the “Meeting”) to approve an extension of time for the Company to consummate an initial business combination (the “Extension Proposal”) from March 4, 2023 to September 4, 2023 (the “Extension”). In exchange for the foregoing commitment not to redeem such shares, the Sponsor has agreed to transfer to such investors an aggregate of 323,000 shares of the Company held by the Sponsor immediately following consummation of an initial business combination if they continue to hold such Non-Redeemed Shares through the effectuation of the Extension. The Non-Redemption Agreements did not increase the likelihood that the Extension Proposal was approved by stockholders but increased the amount of funds that remained in the Company’s trust account following the Extension. The foregoing summary of the Non-Redemption Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Non-Redemption Agreement previously filed by the Company as Exhibit 10.1 to the Current Report on Form 8-K dated February 28, 2023 and filed on February 28, 2023 and incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws.

The information included in Item 5.07 is incorporated by reference into this item to the extent required.

Item 5.07. Submission of Matters to a Vote of Security Holders.

As previously disclosed, on February 24, 2023, the Company adjourned the Meeting to approve the Extension, scheduled for February 24, 2023 at 11:00 a.m., to March 1, 2023 at 12:00 p.m. to allow additional time for the Company to engage with its stockholders regarding redemption reversals. On March 1, 2023, the Company held the Meeting. An aggregate of 35,301,636 shares of the Company’s common stock, which represented a quorum of the outstanding common stock entitled to vote as of the record date of February 3, 2023, were represented in person or by proxy at the Meeting.

The Company’s stockholders voted on the following proposal at the Meeting, which was approved:

(1)	Proposal No. 1 — The Extension Amendment Proposal — a proposal to amend the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate a business combination from March 4, 2023 to September 4, 2023. The following is a tabulation of the votes with respect to this proposal, which was approved by the Company’s stockholders:

For	Against	Abstain	Broker Non-Votes
34,533,472	768,164	0	0

As previously disclosed, in connection with the Meeting, the Sponsor entered into Non-Redemption Agreements with several unaffiliated third parties and agreed to transfer an aggregate of 1,035,500 shares of common stock (including those described in Item 1.01 of this Form 8-K) to such parties in exchange for them agreeing not to redeem their public shares in connection with the Extension. The foregoing arrangements did not increase the likelihood that the proposal was approved by stockholders but did increase the amount of funds that remained in the Company’s trust account following the Meeting. As a result of the foregoing, effective March 3, 2023, public holders of an aggregate of 35,999,848 public shares exercised, and did not reverse, their right to redeem their public shares (leaving an aggregate of 4,000,152 public shares outstanding after the Meeting) resulting in payment to such holders of an aggregate of approximately $365.4 million in cash.

On March 3, 2022, the Company filed the amendment to its amended and restated certificate of incorporation (the “Charter”) with the Secretary of State of the State of Delaware. A copy of the amendment is attached hereto as Exhibit 3.1.

Item 8.01 Other Events.

On March 3, 2023, Northern Star III Sponsor LLC voluntarily converted 9,708,334 shares of Class B common stock of the Company it held as of such date into 9,708,334 shares of Class A common stock of the Company in accordance with the Charter. As a result of the foregoing and the results of the Meeting described above, the Company has an aggregate of 13,708,486 shares of Class A common stock outstanding and 291,666 shares of Class B common stock outstanding.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
3.1	Amendment to Amended and Restated Certificate of Incorporation
10.1	Form of Non-Redemption Agreement (incorporated by reference to Exhibit 10.1 included in the Registrant’s Current Report on Form 8-K filed on February 28, 2023)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 7, 2023	NORTHERN STAR INVESTMENT CORP. III

	By:	/s/ Jonathan Ledecky
Jonathan Ledecky
Chief Operating Officer

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